UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2008 (August 20, 2008)

LINN ENERGY, LLC
 (Exact name of registrant as specified in its charters)
Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

On August 20, 2008, Linn Energy, LLC (the “Company”) received consent of the required lenders to reaffirm the borrowing base at $1.85 billion under the Third Amended and Restated Credit Agreement, dated August 31, 2007, among the Company, BNP Paribas, as administrative agent, and the agents and lenders party thereto (as heretofore amended, the “Existing Credit Facility”), following the Company’s disposition of certain oil and gas properties in the Verden area in Oklahoma to Laredo Petroleum, Inc.,  to be effective until the next borrowing base redetermination in accordance with the terms of the Existing Credit Facility.

Also on August 20, 2008, the Company entered into that certain Fourth Amendment (the “Fourth Amendment”) to the Existing Credit Facility.  The Fourth Amendment amends the Existing Credit Facility to permit the Company, subject to certain restrictions described in the Fourth Amendment, to repurchase or retire equity interests of the Company in an amount not to exceed an aggregate of $100 million.  The Company has no current intention to repurchase or retire any equity interests of the Company and any plan to do so would require prior approval of the Company’s board of directors.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed with this Current Report on Form 8-K as exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.
10.1
Fourth Amendment, dated effective August 20, 2008, to Third Amended and Restated Credit Agreement among Linn Energy, LLC, as borrower, BNP Paribas, as administrative agent, and the lenders and agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
LINN ENERGY, LLC

Date: August 26, 2008	By:	/s/ CHARLENE A. RIPLEY
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary